Houston American Energy Announces Notification of Continuing NYSE MKT Listing

Deficiency and Receipt of Audit Opinion with Going Concern Qualification

HOUSTON, TX – March 22, 2017, Houston American Energy Corp. (NYSE MKT: HUSA; the “Company”) today announced receipt of notification (the “Deficiency Letter”) from the NYSE MKT LLC that the Company continues to be out of compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity.

Specifically, the Deficiency Letter indicated that the Company continues to be out of compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years) and is also out of compliance with Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 or more if it has reported losses from continuing operations and/or net loss in its four most recent fiscal years). As of December 31, 2016, the Company had stockholders’ equity of $2.86 million.

As previously reported, the Company has submitted a plan to regain compliance with NYSE MKT listing standards. If the Company does not regain compliance with those standards by September 18, 2017, or does not make progress consistent with the plan, the NYSE MKT staff may commence delisting proceedings. The Company’s common stock continues to be listed on the NYSE MKT during the plan period.

The Company’s common stock will continue to trade under the symbol “HUSA,” with the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

The Company also announced the inclusion of a going concern qualification in the audit opinion relating to the Company’s audited consolidated financial statement at and for the year ended December 31, 2016, which financial statements are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including the Company’s ability to execute on a plan to regain compliance with NYSE MKT listing standards. Those statements are subject to a number of risks described in the company’s documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.